Exhibit 99.1

FOR IMMEDIATE RELEASE
Chris Albrecht to Continue as Chief Executive Officer of Starz

Beverly Hills, Calif. - June 27, 2016 - Starz (NASDAQ: STRZA, STRZB) announced today that a new employment arrangement for Chief Executive Officer Chris Albrecht has been approved, effective as of July 1, 2016. The agreement is intended to secure Mr. Albrecht’s service through 2020. The role of President will be added to Mr. Albrecht’s title and responsibilities.
Greg Maffei, Chairman of Starz, said, “Chris has developed Starz into a leading, innovative entertainment brand with award-winning original programing that resonates with U.S. and international audiences. He has made remarkable contributions to the business over the past six years, and we look forward to his vision creating even more value for distributors, partners and shareholders.”

Albrecht added, “I am excited to move forward with my role at Starz and want to thank Greg and the Board for their continued support. We have a tremendous runway for growth. I am more enthusiastic than ever about our strong and resilient subscription-based business model and commitment to make STARZ an innovative global brand with an eye to the future.”

A Form 8-K summarizing the agreement has been filed today with the Securities and Exchange Commission.

About Starz
Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television networks (Starz Networks) and global content distribution (Starz Distribution), www.starz.com. The Starz Networks operating unit is home to the flagship STARZ® brand with 24.0 million subscribers in the United States as of March 31, 2016, with the STARZ ENCORESM network at 32.4 million subscribers. Through STARZ, the company provides high quality, entertaining premium subscription video programming with 17 premium pay TV channels and associated on-demand and online services. STARZ is sold through U.S. multichannel video distributors, including cable operators, satellite television providers, telecommunications companies, and other online and digital platforms. Starz offers subscribers more than 5,000 distinct premium television episodes and feature films every year and up to 1,500 every month, including STARZ Original series, first-run movies and other popular movie and television programming. The Starz Distribution operating unit is home to the Anchor Bay Entertainment, Starz Digital, and Starz Worldwide Distribution divisions. In addition to STARZ Original series, Starz Distribution develops, produces and acquires movies, television and other entertainment content for worldwide home video, digital, and television licensing and sales.

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Contacts:
Courtnee Chun	Theano Apostolou
Investor Relations on behalf of Starz	Corporate Communications for Starz
(720) 875-5420	(424) 204-4052
courtnee.chun@starz.com	theano@starz.com